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F O R    I M M E D I A T E    R E L E A S E


                 MEDTRONIC PRE-ANNOUNCES FIRST-QUARTER REVENUES
                        AND ESTIMATED EARNINGS PER SHARE

         MINNEAPOLIS, MN, August 6, 1998 -- Medtronic, Inc. (NYSE: MDT), said today that revenues and earnings per share for its first quarter will be below company expectations and analysts' published estimates. Though officials said the company anticipates accelerating revenue during the year as major new products are introduced to the U.S. market, constant-currency revenues grew only 4 percent to approximately $653 million in the quarter ended July 31.

         Accordingly, diluted earnings per share are expected to be $0.32, compared with $0.31 for the first quarter last year, and 2 cents below the "street" consensus.

         "Medtronic expects accelerating revenue as new products, now winning rapid acceptance in international markets, are launched in the United States," said William W. George, chairman and chief executive officer. He specifically cited the advanced Medtronic.Kappa(R) 700 pacemaker system and the new Medtronic Gem(TM) DR defibrillator system, both now gaining market share internationally.

         "It was a tough quarter," George said, "but we believe Medtronic is positioned for its full fiscal year to substantially surpass the $1.27 per share (before one-time charges) the company earned last year."

         Cardiac Rhythm Management revenues increased 6 percent, showing the benefit of the new pacemakers and defibrillators in markets outside the United

States. Bradycardia pacing revenues grew nearly 8 percent on a 10 percent growth in unit sales, leading to market share gains worldwide. International sales were especially strong as the Medtronic.Kappa 700 system drove a 10 percent revenue increase and a 13 percent increase in unit sales. The company expects further increases in pacemaker sales as that system wins U.S. regulatory clearance later in the year.

         Tachyarrhythmia Management sales increased just 5 percent as the market continued its shift to dual chamber defibrillators for treatment of dangerously fast heart rhythms. Rapid acceptance in Europe of the Gem DR defibrillator drove international revenue and unit sales growth of more than 30 percent while U.S. revenues and unit sales declined 5 percent and 3 percent respectively.

         The company said it expects accelerating growth in defibrillator sales during the year. Recent international releases of the Medtronic Jewel(R) AF and Medtronic Gem SR defibrillators are expected to augment the momentum of the Gem DR system outside the United States and the company anticipates U.S. regulatory clearance of Gem DR/SR defibrillators in its second quarter.

         Medtronic Cardiac Surgery sales increased 6 percent in the quarter, led by continuing strength in bioprosthetic heart valves. First-quarter Vascular revenues were reduced by a sharp decline in sales of stents and balloon catheters used in coronary angioplasty. Neurostimulation and drug delivery sales each grew by more than 20 percent, but sales of neurological shunts and diagnostic instruments failed to achieve planned levels. As in Cardiac Rhythm Management product lines, neurological sales are expected to accelerate during the remainder of the year.

         The company said that regulatory processes are on track for a public stock offering and completion of the recently announced acquisitions of Physio-Control International, Inc., and AVECOR Cardiovascular Inc. later this fall.
         Medtronic plans to announce complete first-quarter financial results on August 18.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.

Any statements made regarding the company's anticipated financial results and regulatory approvals are forward-looking statements which are subject to risks and uncertainties, such as those described in the company's Annual Report on Form 10K for the year ended April 30, 1998. Actual results may differ materially from anticipated results.